Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FOURTH QUARTER 2023 EARNINGS (UNAUDITED)

Berwick, Pennsylvania –January 31, 2024 First Keystone Corporation (OTC Pink: FKYS, the “Corporation”), parent company of First Keystone Community Bank, reported net income for the year ended December 31, 2023 of $5,560,000. Net income per share was $0.91 while dividends totaled $1.12 per share for the year ended December 31, 2023. Net income decreased by $8,464,000 or 60.4% as compared to the same period in 2022. The decrease was significantly due to increases in interest expense and non-interest expense.

Total interest income increased by $10,575,000 or 22.8%, as compared to the year ended December 31, 2022. The increase was predominantly due to increased interest rates, growth in commercial real estate loans, and increased interest and dividend income on securities, offset by a $317,000 decrease in Paycheck Protection Program loan fees due to the discontinuation of the SBA program. Total interest expense increased by $18,959,000 primarily due to a $11,849,000 increase in interest paid to depositors to retain and grow deposit relationships and a $6,839,000 increase in interest paid on short-term borrowings primarily through the Federal Home Loan Bank. The increased interest expense resulted largely from increased market rates, notably in the Federal Funds rate and a higher level of short-term borrowings in response to lower deposits, primarily municipal and school district deposits. The Bank entered into a derivative agreement on September 20, 2023, consisting of a fixed to variable interest rate swap to hedge against short-term borrowings and a fair value hedge against securities to reduce interest expense. The net effect of the derivative on net interest income was $443,000 for the year ended December 31, 2023.

Non-interest income increased by $825,000 or 15.5% for the year ended December 31, 2023 as compared to the same period in 2022. Gains on sales of mortgage loans increased by $72,000, ATM and debit card fees increased by $49,000, and Bank Owned Life Insurance income increased by $24,000. Service charges and fees on deposits increased by $12,000 mainly due to more occurrences of accounts in overdraft status resulting in increased fees of $55,000. These increases were offset by decreases in Trust Department income and other income in the combined amount of $60,000. Net securities losses for the year ended December 31, 2023 of $118,000 were realized due to $217,000 in net losses on market value fluctuations on marketable equity securities held in the Corporation’s portfolio offset by $99,000 in net gains on the sales of bond portfolio securities during the year ended December 31, 2023.

Non-interest expense increased during the year ended December 31, 2023 to $29,245,000. The $2,468,000 or 9.2% increase from the same period in 2022 was mainly the result of a $1,501,000 increase in salaries and employee benefits due to an increase in salaries. Salaries were increased to offer a more competitive wage in our various markets, primarily for frontline and back-office personnel, in an effort to increase retention and support the Corporation’s growth. Non-interest expense also increased as a result of a $389,000 increase in data processing expenses for improved user experiences and system upgrades, a $247,000 increase in ATM and debit card expense due to ATM fraud and increased fees related to debit card transaction processing and electronic funds transfers, a $183,000 increase in occupancy expenses due to costs associated with new branch locations, and a $170,000 increase in professional services expense due to increased audit, consulting, and legal fees for matters such as the Corporation’s adoption of the Current Expected Credit Losses (“CECL”) methodology.

Income tax decreased $1,610,000 during the year ended December 31, 2023, as compared to the same period in 2022 due to lower overall operating income. The Corporation recognized $484,000 and $249,000 of tax credits from low-income housing partnerships in 2023 and 2022, respectively, which increased with the completion of a new project.

Total Assets increased to $1,415,870,000 at December 31, 2023, an increase of $86,676,000 or 6.5% as compared to December 31, 2022. Securities and restricted stocks increased $23,056,000 or 6.0% and net loans increased $53,958,000 or 6.3% during the year ended December 31, 2023 as compared to the same period in 2022. Deposits decreased by $13,060,000 or 1.3% at December 31, 2023 as compared to December 31, 2022 due to a decrease in non-interest bearing deposits, offset by an increase in interest bearing deposits. The Corporation has also experienced a shift from transactional deposits to term deposits. Stockholders’ equity increased $1,229,000 or 1.0% principally due to an increase in surplus.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), Monroe (4), and Northampton (1) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-1212; and Stifel Nicolaus & Co. Inc., 800-679-5446.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Elaine A. Woodland at 570-752-3671.